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THE LOEWEN GROUP INC.
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                                               (NYSE, TSE, ME: LWN)     NEWS
Investor contacts:
Paul Wagler, Senior Vice President, Finance    Media Contact:
                                               Dave Laundy, Vice President,
Dwight Hawes, Vice President, Finance          Corporate Communications
The Loewen Group Inc.                          Tel: (604) 293-7857

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THE LOEWEN GROUP INC.
(NYSE, TSE, ME: LWN)                                     NEWS




                              FOR IMMEDIATE RELEASE

                   LOEWEN GROUP REPORTS THIRD QUARTER RESULTS


VANCOUVER, BC, November 6, 1997 -- The Loewen Group Inc. today reported a loss for the third quarter of 1997 as the result of the restructuring, strategic initiatives and other charges totaling $81 million announced earlier. The restructuring and strategic initiatives are designed to streamline operations and reduce costs.

The Company reported a loss of $0.59 per share for the quarter on a fully diluted basis compared with earnings of $0.25 for the same period in 1996. For the nine months ended September 30, 1997, the Company reported earnings per share on a fully diluted basis of $0.03 compared with $0.84 for the same period in 1996.

Before the restructuring, strategic


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initiatives and other charges recorded in the third quarter of 1997, the Company had net earnings of $13.4 million, or $0.15 per share on a fully-diluted basis. This compares with $19.4 million in the third quarter of 1996, or $0.29 per share before costs associated with the hostile takeover bid by Service Corporation International.

"We have fallen far short of our financial goals for this quarter, and that is clearly unacceptable," said Chairman and Chief Executive Officer Raymond L. Loewen. "In addition to strengthening our management team, we have taken important steps to reduce expenses and improve gross margins in each of our businesses. More must and will be done to reduce our cost structure and improve long-term efficiency. We believe the result of management's intensive focus on operations will result in a stronger foundation on which to deliver sustainable, profitable growth."


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The restructuring and strategic initiatives are expected to provide annual pre-tax cost savings of approximately $25 to $30 million or $0.25 to $0.30 per share by the end of 1998. The strategic initiatives include repayment of high-cost debt, the closing of the Cincinnati corporate office, staff reductions and other initiatives to lower overhead costs and increase efficiency.

Senior Vice-President and Chief Financial Officer Paul Wagler said the decision to implement the restructuring and strategic initiatives followed a management review of the Company's operating performance for the first six months of 1997 and its budgets for the balance of the year. It was determined that changes were necessary to improve long-term financial performance. As a result, the Company recorded pre-tax charges of $81 million ($55 million after-tax) in the third quarter of 1997.

"The majority of the anticipated future savings from the restructuring and strategic initiatives are associated with our efforts to more effectively integrate our field and administrative operations, including clustering of funeral home and cemetery locations," he said. "We look to a positive influence on both funeral and cemetery gross margins as well as savings in general and administrative and interest costs as a percentage of revenue. We believe these initiatives will gain momentum in the fourth quarter of 1997."

The following discussion of operating results is before the effect of the restructuring, strategic initiatives and other charges recorded in the third quarter of 1997.

Revenues for the quarter were $277.2 million, up 20 per cent compared with $231.5 million in the same quarter of 1996. For the first nine months of the year, revenues were $827.5 million, an increase of 28 per cent over $647.6 million last year. "We have pulled together a superior collection of funeral home and cemetery assets and now the priority is to bring cost efficiencies and organizational improvements to translate our revenue growth into strong profit growth," said Mr.
Wagler.

Funeral home revenues in the third quarter were $140.4 million, up 7 per cent from last year's $130.8 million, reflecting the 35,556 funeral services performed, up from 34,449 in 1996. Funeral home margins, at 34.2 per cent compared to 38.5 per cent in the third quarter of 1996, were negatively impacted by flat revenues on a same-store basis and moderate cost increases. Reflecting the decline in death rates and other industry trends, same-store funeral home volumes were down 4.5 per cent which was partially offset by an increase of 3.6 per cent in average revenue per service.

Nine-month funeral home revenues were $442.5 million, up 11 per cent from last year's $397.7 million, reflecting the 112,525 services performed during the period. Funeral home margins were 38.3 per cent compared with 40.2 per cent in the nine months of 1996.


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Cemetery revenues for the third quarter increased 45 per cent to $112.6 million from $77.7 million. Margins decreased from 33.2 per cent to 31.3 per cent, still within the normal operating range.

Nine-month cemetery revenues were $317.0 million, up 59 per cent from last year's $198.9 million. Cemetery margins were 33.0 per cent compared to 31.5 per cent for the same period in 1996.

General and administrative expenses for the third quarter of 1997 as a percentage of revenue was 7.9 per cent compared with 7.8 per cent for the same period in 1996.

Mr. Loewen noted that the Company continues to be the consolidator of choice in the industry and is sharpening the focus of its acquisition program, pursuing transactions on a selective and disciplined basis. He said the Company has agreements in place or closed acquisitions this year representing an aggregate purchase price of some $633 million. Since the beginning of the year, the Company has closed transactions to acquire 109 funeral homes and 159 cemeteries for $446 million, which are expected to generate approximately $210 million of annualized revenue. In addition, the Company has in place signed agreements for the acquisition of 57 funeral homes and 55 cemeteries for an estimated total purchase price of $187 million which are expected to generate annualized revenues of approximately $78 million.

On August 8, 1997 the Company announced that it had entered into an agreement with Service Corporation International to sell its shareholdings in Arbor Memorial Services Inc., for a gain of approximately $25 million, subject to certain conditions. The Canadian Competition Bureau's review of this transaction has been completed with a favorable opinion, requiring certain commitments from SCI. The Company is actively pursuing completion of the transaction.

Also during the quarter, the Company expanded its bank credit facility to US $1 billion and completed two debt financings, a public offering in Canada for Cdn $200 million a private placement in the United States for US $300 million.

Yesterday, the company announced the appointment of Michael G. Weedon as Executive Vice-President and Chief Administrative Officer and F. Andrew Scott as Senior Vice-President, Corporate Development. Both will join Paul Wagler, Senior Vice-President and Chief Financial Officer and Larry Miller, Executive Vice-President, Operations on the company's newly established Executive Committee. Mr. Loewen said, "While the first round of strategic initiatives has been implemented, we believe there are additional opportunities to improve operating


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efficiencies and long-term profitability. The Executive Committee's role is, on an on-going basis, to review the Company's operations to achieve additional cost efficiencies, more effectively integrate our field and administrative operations and identify additional strategic initiatives in order to improve profitability and enhance shareholder value."


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With corporate offices in Vancouver and Philadelphia, The Loewen Group Inc. is
the second largest and fastest growing funeral home and cemetery operator in North America in terms of revenues and assets. The Company employs approximately 17,000 people and owns or operates some 1,000 funeral homes and over 420 cemeteries across the United States and Canada. Over 90 per cent of the Company's revenue is derived from the United States.

Note: Certain of the statements contained in this press release, including, but not limited to information regarding the future economic performance and financial condition of the company, the plans and objectives of the company's management, and the company's assumptions regarding such performance and plans, are forward-looking in nature. Additional information concerning important factors that could cause actual results to differ from the forward-looking information contained in this release is included in the company's publicly filed quarterly and annual reports.

The Loewen Group's website is located at http://www.loewengroup.com


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